Exhibit 99.1

FOR IMMEDIATE RELEASE

April 22, 2015

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Reports First Quarter Results

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), holding company of the 128-year-old IBERIABANK (www.iberiabank.com), reported operating results for the first quarter ended March 31, 2015. For the quarter, the Company reported income available to common shareholders of $25.1 million, or $0.75 fully diluted earnings per share (“EPS”). In the first quarter of 2015, the Company incurred non-operating expenses net of non-operating revenue equal to $10.0 million on a pre-tax basis, or $0.20 per share on an after-tax basis. Excluding non-operating items, EPS in the first quarter of 2015 was $0.95 per share on a non-GAAP operating basis (refer to press release supplemental table.)

The Company completed the acquisition of Florida Bank Group, Inc. (“Florida Bank Group”) on February 28, 2015, and Old Florida Bancshares, Inc. (“Old Florida”) on March 31, 2015. Financial statements reflect the impact of the acquisitions beginning on their respective acquisition dates and are subject to future refinements to purchase accounting adjustments. The Company incurred approximately $9.3 million in pre-tax acquisition and conversion-related costs during the first quarter of 2015.

Florida Bank Group was headquartered in Tampa, Florida, and added 12 bank offices in the Tampa Bay area, Jacksonville, and Tallahassee. The acquisition added $305 million in loans (after preliminary discounts) and $392 million in deposits. The conversions of branch and operating systems of Florida Bank Group were successfully completed on March 14-15, 2015.

Old Florida was headquartered in Orlando, Florida, and added 14 bank offices in Orlando and surrounding areas. The acquisition added $1.1 billion in loans (after preliminary discounts) and $1.4 billion in deposits. The conversions of branch and operating systems are anticipated to be completed in the second quarter of 2015.

The Company signed a definitive agreement to acquire by merger Georgia Commerce Bancshares, Inc. (“Georgia Commerce”) based in Atlanta, Georgia. The pending acquisition received regulatory approval, the registration statement was declared effective by the Securities and Exchange Commission, and the special meeting of Georgia Commerce shareholders is scheduled for May 21, 2015. At December 31, 2014, Georgia Commerce had total assets of $1.0 billion, gross loans of $746 million, total deposits of $858 million, and nine bank offices. The Company anticipates closing the transaction on May 31, 2015, subject to the approval of Georgia Commerce shareholders.

Daryl G. Byrd, President and Chief Executive Officer, commented, “We welcome the shareholders of Florida Bank Group and Old Florida to our Company. The branch and operating conversions of Florida Bank Group were successfully completed in 13 days after closing and Old Florida’s conversions are expected to be completed within 46 days of closing. Pending approval of their shareholders, the Georgia Commerce merger is scheduled to be completed in 39 days with conversions to be completed by the end of the second quarter, or within 26 days of closing. We are very excited about the growth prospects, synergies, diversification, and 35 banks offices that these three mergers bring to our clients and Company.”

Byrd continued, “We had a solid first quarter with a one-basis point increase in the margin on a linked quarter basis, 7% annualized legacy loan growth and 11% annualized legacy deposit growth (with particular strength in non-interest bearing and money market deposits), and the results were within a penny of our budgeted and forecasted operating EPS results for the first quarter. A few ‘timing-related’ items masked the true strength of the quarter’s operating results, including enhancing the reserves for energy credits and related markets to buffer against potential losses given current industry conditions, some non-recurring benefit expenses, and FDIC recovery expenses – all of which we consider to be operating in nature. We feel very good about the second quarter, with seasonal influences abating, synergies from Florida Bank, and strength of the mortgage business. Based on current market interest rate expectations and assumptions, we remain comfortable with the previously provided guidance range for operating EPS for the full year of 2015 in the range of $4.45 to $4.50 per share, equal to a 19% to 21% increase compared to 2014 operating results.”

Highlights for the first quarter of 2015 and March 31, 2015:

•	The net interest margin increased one basis point on a linked quarter basis to 3.54%, which was slightly above management’s expectations.

•	Energy-related loans declined $61 million, or 7%, between December 31, 2014 and March 31, 2015, due to loan pay-downs and pay-offs. Energy-related loans declined from 7.7% of total loans at year-end 2014 to 6.4% at March 31, 2015. The Company expects energy-related loans to be less than 6.0% of total loans upon completion of the Georgia Commerce acquisition. During the first quarter of 2015, the Company accrued $1.3 million in provisions for loan loss and unfunded commitments associated with the Company’s energy portfolio and market exposure. At March 31, 2015, the Company had accrued $9.8 million in aggregate reserves for energy-related loans and unfunded commitments. The Company continues to forecast little or no losses on the exploration and production or midstream energy loans outstanding (69% of energy loans outstanding at March 31, 2015.)

•	Total loan growth was $1.4 billion, or 13%, between December 31, 2014 and March 31, 2015. Despite a $61 million decline in energy-related loans and $30 million decline in indirect automobile loans between quarter-ends, legacy loan growth, which excludes all assets covered under FDIC loss share agreements and other non-covered acquired assets (collectively, “Acquired Assets”), increased $181 million, or 2% (7% annualized rate). The legacy loan growth was spread between commercial (38%), small business (22%), consumer (25%), and mortgage (14%).

•	Total deposits increased $2.1 billion, or 17%, between quarter-ends, and increased $351 million, or 3%, excluding acquisitions (11% annualized rate). Legacy non-interest-bearing and money market deposits increased by 27% and 14%, respectively, on an annualized growth rate basis.

•	Operating results were impacted by seasonal influences and one month’s results from Florida Bank (prior to the achievement of anticipated synergistic benefits). On a linked quarter basis, operating revenues increased $2.9 million, while operating expenses increased $6.8 million. Operating revenues included seasonal declines in service charges on deposit accounts (down $0.9 million), title income (down $0.9 million), and credit card income (down $0.8 million). In addition, seasonally fewer business days negatively impacted net interest income by $2.2 million. On an operating basis, the Company incurred $1.5 million in FDIC recovery expenses that will be reversed primarily over the next two years and $0.6 million in non-recurring benefit costs.

Table A - Summary Financial Results

	For the Quarter Ended:			Linked Quarter % Change
Selected Financial Data	3/31/2014	12/31/2014	3/31/2015
Net Income ($ in thousands)	$22,336	$35,936	$25,126	-30%

Per Share Data:
Fully Diluted Earnings	$0.75	$1.07	$0.75	-31%
Operating Earnings (Non-GAAP)	0.73	1.05	0.95	-10%
Pre-provision Operating Earnings (Non-GAAP)	0.78	1.17	1.05	-11%
Tangible Book Value	37.56	39.08	39.26	0%

	As of and for the Quarter Ended:			Linked Quarter
				Basis Point
Key Ratios	3/31/2014	12/31/2014	3/31/2015	Change

Return on Average Assets	0.68%	0.91%	0.64%	(27	) bps
Return on Average Common Equity	5.82%	7.79%	5.40%	(239	) bps
Return on Average Tangible Common Equity (Non-GAAP)	8.35%	11.46%	7.93%	(353	) bps
Net Interest Margin (TE) (1)	3.54%	3.53%	3.54%	1	bps
Tangible Operating Efficiency Ratio (TE) (Non-GAAP) (1)	73.5%	65.9%	68.5%	268	bps
Tangible Common Equity Ratio (Non-GAAP)	8.60%	8.59%	8.62%	3	bps
Tier 1 Leverage Ratio (4)	9.61%	9.36%	9.04%	(32	) bps
Common Equity Tier 1 (CET1) Ratio (4)			9.79%
Total Risk Based Capital Ratio (4)	12.68%	12.30%	11.62%	(68	) bps
Net Charge-Offs to Average Loans (2)	0.05%	0.06%	0.06%	0	bps
Non-performing Assets to Total Assets (2)	0.49%	0.41%	0.55%	14	bps

	For the Quarter Ended:
	GAAP		Non-GAAP
Adjusted Selected Key Ratios	3/31/2015	Adjustments (3)	3/31/2015

Return on Average Assets	0.64%	0.17%	0.81%
Return on Average Common Equity	5.40%	1.41%	6.81%
Return on Average Tangible Common Equity (Non-GAAP)	7.93%	2.00%	9.93%
Tangible Efficiency Ratio (TE)(1) (Non-GAAP)	74.2%	(5.7%)	68.5%

(1)	Fully taxable equivalent basis.
(2)	Excluding FDIC Covered Assets and Acquired Assets.
(3)	Adjusted results exclude the income statement impact of the non-operating items included in Table 9, net of tax where applicable, without adjustment to any balance sheet accounts.
(4)	March 31, 2015 Capital Ratios reflect the implementation of Basel III capital requirements, excluding the impact of the Old Florida Bancshares, Inc. acquisition. Prior periods have not been restated to reflect BASEL III implementation.

Refer to press release supplemental table for a reconciliation of GAAP and non-GAAP measures.

Operating Results

On a linked quarter basis, average earning assets increased $312 million, or 2%, as average loans increased $280 million, or 2%, average indemnification assets (“IA”) declined $20 million, or 23%, average investment securities increased $73 million, or 3%, and other earning assets decreased $21 million, or 4%. Also on a linked quarter basis, the average earning asset yield increased two basis points, the cost of interest-bearing deposits decreased one basis point, and the cost of interest-bearing liabilities increased one basis point. As a result, the net interest spread remained stable, and the net interest margin increased one basis point. Tax-equivalent net interest income increased $1 million, or 1%, as average earning assets and the net interest margin increased on a linked quarter basis.

Table B - Quarterly Average Yields/Cost (1)

	For Quarter Ended:			Linked Quarter
				Basis Point
	3/31/2014	12/31/2014	3/31/2015	Change
Investment Securities	2.23%	2.24%	2.22%	(2	) bps
Covered Loans, net of loss share receivable	3.18%	3.57%	3.82%	25	bps
Legacy Loans, net	4.06%	3.94%	3.90%	(4	) bps
Non-Covered Acquired Loans, net	8.23%	6.94%	6.91%	(3	) bps

Loans & Loss Share Receivable	4.27%	4.32%	4.33%	1	bps
Mortgage Loans Held For Sale	3.69%	3.95%	4.55%	60	bps
Other Earning Assets	1.27%	0.80%	0.81%	1	bps

Total Earning Assets	3.87%	3.88%	3.90%	2	bps

Interest-bearing Deposits	0.36%	0.41%	0.40%	(1	) bps
Short-Term Borrowings	0.17%	0.19%	0.19%	(0	) bps
Long-Term Borrowings	3.42%	2.73%	2.91%	18	bps

Total Interest-bearing Liabilities	0.44%	0.48%	0.49%	1	bps

Net Interest Spread	3.43%	3.41%	3.41%	0	bps
Net Interest Margin	3.54%	3.53%	3.54%	1	bps

(1)	Earning asset yields are shown on a fully taxable-equivalent basis.

During the first quarter, the legacy loan yield declined four basis points, while the non-covered acquired loan yield decreased three basis points, and the net covered loan yield (net of IA amortization) increased 25 basis points. The average covered loan volume declined $203 million, or 44%, average non-covered acquired loans increased $188 million, or 14%, and average legacy loans increased $295 million, or 3%. As a result of changes in volumes and yields, the associated net covered income declined $2 million on a linked quarter basis. Changes in volumes and yields were influenced by the transfer from covered to non-covered acquired categories of loans associated with FDIC-related loan portfolios in which non-single family residential FDIC loss share coverage expired.

In the first quarter of 2015, non-interest income on both an aggregate basis and operating basis each increased $1.8 million, or 4%, compared to the fourth quarter of 2014. The primary changes in operating non-interest income on a linked quarter basis were:

•	Increased mortgage income of $4.4 million, or 32%; partially offset by

•	Decreased title insurance income of $0.9 million, or 16%;

•	Decreased service charge income on deposit accounts of $0.9 million, or 9%; and

•	Decreased credit card fee income of $0.8 million, or 24%.

Mortgage non-interest income increased $4.4 million on a linked quarter basis due to increased origination volume of $36 million and growth in the mortgage origination locked pipeline of $211 million. The Company experienced unseasonably strong production and sales volumes, with less favorable pricing dynamics in the first quarter of 2015. Mortgage commission and production incentives expense (which is included in non-interest expense) increased less than $0.1 million, or 1%, on a linked quarter basis.

In the first quarter of 2015, the Company originated $495 million in residential mortgage loans, up $36 million, or 8%, on a linked quarter basis. Client loan refinancing opportunities accounted for approximately 24% of mortgage loan applications in the first quarter of 2015, down compared to 36% in the fourth quarter of 2014. The Company sold

$442 million in mortgage loans during the first quarter of 2015, down $22 million, or 5%, on a linked quarter basis. The mortgage origination locked pipeline and loans held for sale doubled between December 31, 2014, and March 31, 2015, to $278 million at quarter-end. At April 17, 2015, the locked pipeline was $317 million, up $25 million, or 9%, compared to March 31, 2015. The mortgage loan origination business primarily focuses on retail mortgage loans originated by the Company.

Assets under management at IBERIA Wealth Advisors (“IWA”) were $1.4 billion at March 31, 2015, up 6% compared to December 31, 2014. Revenues for IWA increased 5% on a linked quarter basis, and were up 16% compared to the first quarter of 2014. IBERIA Financial Services revenues increased 4% on a linked quarter basis, and were down 2% compared to the first quarter of 2014. The rapid decline in energy prices since November 2014 resulted in a general softness in activities at IBERIA Capital Partners (“ICP”) since that time. ICP experienced a 6% increase in revenues on a linked quarter basis. Through the first 22 days of April 2015, ICP’s total revenues were 82% of the unit’s total revenues in the first quarter of 2015.

Non-interest expense increased $14.0 million, or 12%, on a linked quarter basis, while operating expense increased $6.8 million, or 6%. Operating expense changes included the following on a linked-quarter basis:

•	Increased Florida Bank Group operating expenses of $0.7 million for the month of March 2015;

•	Increased payroll tax expense (excluding Florida Bank Group) of $2.1 million;

•	Increased occupancy and equipment expense of $1.4 million;

•	Increased provision for unfunded commitments of $1.3 million;

•	Increased marketing and business development expenses of $0.7 million; and

•	Increased benefit expense of $0.9 million; partially offset by

•	Decreased professional services expenses of $0.9 million; and

•	Decreased net OREO costs of $0.7 million.

During the fourth quarter of 2014, the Company realized $2.9 million in tax benefits, primarily a result of amending previously filed tax returns for federal and state tax credits not previously claimed. Absent this benefit, the Company’s effective tax rate was 28.1% in the fourth quarter of 2014 compared to 30.6% in the first quarter of 2015. No additional tax benefits of this nature were realized during the first quarter of 2015. The Company considered the tax benefit to be of a non-operating nature.

Loans

Total loans increased $1.4 billion, or 13%, between December 31, 2014, and March 31, 2015. The Company acquired $305 million in loans in the Florida Bank Group acquisition and $1.1 billion in the Old Florida acquisition. The loan portfolio covered under FDIC loss share protection at March 31, 2015, decreased $193 million, or 43%, compared to December 31, 2014. Excluding covered and Acquired Assets, total loans increased $181 million, or 2% (7% annualized rate), during the first quarter. Legacy commercial loans increased $109 million, or 2% (which included $39 million in business banking loan growth, up 5%, or 18% annualized rate), legacy consumer loans increased $46 million, or 2%, and legacy mortgage loans increased $26 million, or 5%, during the quarter. Period-end legacy loan growth during the first quarter of 2015 was strongest in the Dallas, Birmingham, Tampa Bay, Southeast Florida, and Baton Rouge markets. Funded loan origination and renewal mix in the first quarter of 2015 was 35% fixed rate and 65% floating rate, and total loans outstanding (excluding nonaccruals) were 49% fixed and 51% floating. Loans and commitments originated and/or renewed during the first quarter of 2015 totaled $1.0 billion (down 29% on a linked quarter basis).

Table C - Period-End Loans ($ in Millions)

	Period-End Balances ($ Millions)
			3/31/15			% Change			Mix
	3/31/14	12/31/14	Excluding Acquired (3)	Acquired	Total	Year/Year (1)	Qtr/Qtr (2)	Annualized	12/31/14	3/31/15
Commercial	$6,142	$7,002	$7,111	$—	$7,111	16%	2%	6%	61%	55%
Consumer	1,883	2,139	2,185	—	2,185	16%	2%	9%	19%	17%
Mortgage	429	528	554	—	554	29%	5%	20%	4%	4%

Legacy Loans	$8,453	$9,669	$9,850	$—	$9,850	17%	2%	7%	84%	76%
Acquired Loans	524	1,328	1,405	1,367	2,772	429%	6%	23%	12%	22%
Covered Loans	664	444	251	—	251	-62%	-43%	-174%	4%	2%

Total Loans	$9,641	$11,441	$11,506	$1,367	$12,873	34%	1%	2%	100%	100%

(1)	Year over Year growth includes the impact of acquisitions.
(2)	Quarter over Quarter growth excludes the impact of current period acquisitions.
(3)	Excludes loans acquired during the current period.

Energy-related loans outstanding totaled $819 million at March 31, 2015, down $61 million, or 7%, compared to December 31, 2014, and equated to approximately 6.4% of total loans. Loans to exploration and production companies accounted for 52% of energy loans outstanding and 54% of energy commitments at March 31, 2015. Midstream companies accounted for 17% of energy loans and commitments, and service company loans accounted for 31% of energy loans and 29% of energy commitments. Additional information regarding the Company’s energy loan and commitment exposure is provided in the supplemental investor presentation.

In January 2015, the Company announced it was exiting the indirect automobile lending business, a service the Company has successfully provided to select automobile dealers in the Company’s footprint for 20 years. The Company concluded compliance risk associated with the indirect automobile lending business in general had become unbalanced relative to potential returns generated by the business on a risk-adjusted basis. At March 31, 2015, the Company’s indirect automobile lending business had approximately $367 million in loans outstanding, down $30 million, or 8%, compared to December 31, 2014 (2.9% of total loans outstanding compared to 3.5% at year-end 2014).

Deposits

Total deposits increased $2.1 billion, or 17%, from December 31, 2014 to March 31, 2015. The Company acquired $392 million in deposits in the Florida Bank Group merger and $1.4 billion in the Old Florida merger. Excluding the acquisitions, total deposits increased $351 million, or 3% (an 11% annualized growth rate), since year-end 2014.

The two acquired companies had $457 million in aggregate non-interest-bearing deposits, or 25% of their aggregate total deposits. Legacy non-interest-bearing deposits increased $212 million, or 7% (27% annualized basis), and equated to 26% of total deposits at March 31, 2015. Legacy NOW accounts decreased $35 million, or 1%, while money market and savings account volume increased $162 million, or 3% (14% annualized basis), between December 31, 2014 and March 31, 2015. Time deposits increased $13 million, or 1%, between quarter-ends. Period-end deposit growth during the first quarter of 2015 was strongest in the Naples, Little Rock, Birmingham, Dallas, and Lake Charles markets.

Table D - Period-End Deposits ($ in Millions)

	Period-End Balances ($ Millions)
			3/31/15			% Change			Mix
	3/31/14	12/31/14	Excluding Acquired (3)	Acquired	Total	Year/Year (1)	Qtr/Qtr (2)	Annualized	12/31/14	3/31/15
Non-interest	$2,729	$3,195	$3,407	$457	$3,864	2%	7%	27%	26%	26%
NOW Accounts	2,194	2,463	2,428	302	2,730	24%	-1%	-6%	19%	19%
Savings/MMkt	4,347	4,746	4,908	888	5,796	33%	3%	14%	38%	40%
Time Deposits	1,629	2,116	2,129	149	2,278	40%	1%	2%	17%	15%

Total Deposits	$10,899	$12,521	$12,872	$1,796	$14,668	35%	3%	11%	100%	100%

(1)	Year over Year growth includes the impact of acquisitions.
(2)	Quarter over Quarter growth excludes the impact of current period acquisitions.
(3)	Excludes deposits acquired during the current period.

On an average balance and linked quarter basis, non-interest-bearing deposits increased $80 million, or 2%, and interest-bearing deposits increased $152 million, or 2%. The rate on average interest-bearing deposits in the first quarter of 2015 was 0.40%, a decrease of one basis point on a linked quarter basis.

Other Assets And Funding

On a linked quarter basis, excess liquidity averaged $320 million in the first quarter of 2015, down $33 million, or 9%, and increased to $696 million at March 31, 2015. Also on a linked quarter basis, the investment portfolio increased $73 million, or 3%, to $2.3 billion on average in the first quarter of 2015. On a period-end basis, the investment portfolio equated to $2.5 billion, or 14% of total assets at March 31, 2015, unchanged compared to December 31, 2014. The investment portfolio had an effective duration of 2.7 years at March 31, 2015, compared to 2.9 years at December 31, 2014. The investment portfolio had a $28.8 million unrealized gain at March 31, 2015. The average yield on investment securities decreased two basis points on a linked quarter basis to 2.22% in the first quarter of 2015. The Company holds in its investment portfolio primarily government agency securities. Municipal securities comprised only 6.5% of total investments at March 31, 2015. The Company holds for investment no sovereign debt, corporate debt or equity securities, trust preferred securities, or derivative exposure to foreign counterparties.

On a linked quarter basis, average short-term debt increased $34 million, or 5%, and the cost of short-term debt remained stable at 0.19%. Average long-term debt increased $28 million, or 7%, and the cost of debt increased 18 basis points to 2.91%. The cost of average interest-bearing liabilities was 0.49% in the first quarter of 2015, an increase of one basis point on a linked quarter basis.

Asset Quality

Legacy assets consist of assets originated by the Company and not acquired. To provide additional consistency and transparency for financial reporting of Acquired Assets, the Company divides Acquired Assets into these distinct categories:

1)	Acquired Assets that no longer provide FDIC loss share coverage beginning April 1, 2015;

2)	Acquired Assets that are scheduled to lose FDIC loss share coverage over the next 12 months;

3)	Acquired Assets that will continue to be covered under FDIC loss share coverage beyond the next 12 months;

4)	Acquired Assets not covered under FDIC loss share agreements using SOP accounting treatment (in accordance with ASC Topic 310-30); and

5)	Acquired Assets not covered under FDIC loss share agreements not using SOP accounting treatment.

Between December 31, 2014 and March 31, 2015, legacy NPAs increased $25 million, or 44%, due primarily to two legacy non-energy-related relationships totaling $24 million that moved to non-accrual status. The Company believes these loan relationships are well secured and sufficiently reserved to address credit concerns. The increase in NPAs also included a $2 million increase in former bank branches and related land. At March 31, 2015, those bank-related properties in OREO totaled $14 million, or 17% of total legacy NPAs. At March 31, 2015, legacy NPAs equated to 0.55% of total assets and 0.46% of total assets excluding bank-related properties.

Legacy loans past due 30 days or more (excluding non-accruing loans) decreased $12 million, or 41%, and represented 0.18% of total loans at March 31, 2015, compared to 0.31% at December 31, 2014.

Table E – Legacy Asset Quality Summary

Excludes the impact of all Acquired Assets (FDIC-assisted acquisitions and other acquisitions, impaired and not impaired)

	For Quarter Ended:			% or Basis Point Change
($ thousands)	3/31/2014	12/31/2014	3/31/2015	Year/Year		Qtr/Qtr
Non-performing Assets	$59,456	$56,967	$81,957	38%		44%
Note: NPAs excluding Former Bank Properties	50,453	45,411	68,353	35%		51%

Past Due Loans (excluding non-accrual loans)	11,453	30,321	17,845	56%		-41%
Classified Assets	64,476	78,890	91,248	42%		16%

Non-performing Assets/Assets	0.49%	0.41%	0.55%	6	bps	14	bps
NPAs/(Loans + OREO)	0.70%	0.59%	0.83%	13	bps	24	bps
Classified Assets/Total Assets	0.53%	0.57%	0.61%	8	bps	4	bps
Past Dues Loans/Loans	0.14%	0.31%	0.18%	4	bps	(13	) bps

Provision For Loan Losses	$1,995	$4,998	$4,176	109%		-16%
Net Charge-Offs/(Recoveries)	1,014	1,538	1,578	56%		3%

Provision Less Net Charge-Offs	$981	$3,460	$2,598	165%		-25%

Net Charge-Offs/Average Loans	0.05%	0.06%	0.06%	1	bps	0	bps
Allowance For Loan Losses/Loans	0.81%	0.79%	0.80%	(1	) bps	1	bps
Allowance for Credit Losses to Total Loans	0.94%	0.91%	0.93%	(1	) bps	2	bps

Table F provides a breakdown of Acquired Assets under the other five categories pertaining to Acquired Assets and the asset quality performance measures associated with Acquired Assets in each category.

Table F – Acquired Assets By Portfolio Type (1)

All FDIC-assisted acquisitions and other acquired loans (impaired and not impaired)

($ thousands)	Acquired FDIC Covered Assets		Acquired Non-Covered Assets		Total Acquired Assets
	Non SFR (Losing Loss Share Coverage within 12 months)	SFR (Losing Loss Share Coverage 10 years from Acquisition)	SOP Assets (2)	Non-SOP Assets (2) (3)

Loans, net	$16,647	$234,473	$586,926	$2,185,999	$3,024,045
Other Real Estate Owned	3,639	7,736	20,165	—	31,540
Allowance for Loan Losses	(1,492)	(12,638)	(35,047)	(363)	(49,540)

Non-accrual loans	$17	$46,657	$77,512	$11,121	$135,307
Foreclosed assets	—	—	622	1	623
Other real estate owned	3,639	7,736	15,027	4,515	30,917
Accruing Loans More Than 90 Days Past Due	—	—	273	5,130	5,403

Non-performing Assets	3,656	54,393	93,434	20,766	172,250

Total Past Due Loans	$17	$49,922	$83,142	$22,858	$155,939

Non-performing Assets to Total Loans and OREO	18.02%	22.46%	15.51%	0.20%	5.58%
Past Due and Non-accrual Loans to Loans	0.10%	21.29%	14.17%	0.20%	5.16%

Provision For Loan Losses	$—	$150	$811	$207	$1,169
Net Charge-Offs/(Recoveries)	—	(20)	85	92	157

Provision Less Net Charge-Offs	$—	$170	$726	$116	$1,012

Net Charge-Offs to Average Loans	0.00%	-0.03%	0.06%	0.02%	0.04%
Allowance for Loan Losses to Loans	8.96%	5.39%	5.97%	0.02%	1.64%
Allowance for Credit Losses to Total Loans	8.96%	5.39%	5.97%	0.02%	1.64%

Indemnification asset collectible from the FDIC and OREO	$—	$8,832	$—	$—	$8,832

(1)	Amounts in this table are presented gross of discounts unless otherwise noted.
(2)	The classification of assets acquired from Florida Bank Group and Old Florida as SOP or Non-SOP assets is preliminary and subject to change. At March 31, 2015, Florida Bank Group loans of $11.3 million and $291.6 million are included in SOP and Non-SOP assets, respectively. Old Florida loans of $1.1 billion have been included as Non-SOP loans at March 31, 2015.
(3)	Loan balance includes discounts of $75 million.

Capital Position

The Company maintains favorable capital strength. At March 31, 2015, the Company reported a tangible common equity ratio of 8.62%, up three basis points compared to December 31, 2014. At March 31, 2015, the Company’s preliminary Tier 1 leverage ratio was 9.04%, down 32 basis points compared to December 31, 2014. The Company’s preliminary total risk-based capital ratio at March 31, 2015, was 11.62%, down 68 basis points compared to December 31, 2014.

Commencing in the first quarter of 2015, the Company experienced a 50% phase-out of Tier 1 capital treatment for its trust preferred securities with no commensurate change in total regulatory capital. At year-end 2014, the Company experienced the expiration of FDIC loss share protection on non-single family loans associated with three FDIC-assisted transactions. The expiration of FDIC loss share coverage on those assets resulted in increased risk weighting associated with those assets. The influence of the phase-out of Tier 1 treatment on trust preferred securities, the expiration of certain FDIC loss share coverage, and full implementation of risk-weighting according to BASEL III capital requirements reduced the Company’s Tier 1 leverage ratio, Tier 1 risk based capital ratio, and total risk based capital ratio by approximately 38, 96, and 60 basis points, respectively, at March 31, 2015.

At March 31, 2015, book value per share was $56.77, up $1.40 per share, or 3%, compared to December 31, 2014. Tangible book value per share was $39.26, up $0.18 per share, or less than 1%, compared to December 31, 2014. Based on the closing stock price of the Company’s common stock of $63.83 per share on April 22, 2015, this price equated to 1.12 times March 31, 2015 book value and 1.63 times March 31, 2015 tangible book value per share.

On March 25, 2015, the Company declared a quarterly cash dividend of $0.34 per share. This dividend level equated to an annualized dividend rate of $1.36 per share and an indicated dividend yield of 2.13%.

IBERIABANK Corporation

The Company is a financial holding company with 314 combined offices, including 216 bank branch offices and three loan production offices in Louisiana, Arkansas, Tennessee, Alabama, Texas, and Florida, 23 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 63 locations in 10 states. The Company has eight locations with representatives of IBERIA Wealth Advisors in five states, and one IBERIA Capital Partners, L.L.C. office in New Orleans.

The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC.” The Company’s market capitalization was approximately $2.4 billion, based on the NASDAQ Global Select Market closing stock price on April 22, 2015.

The following 11 investment firms currently provide equity research coverage on the Company:

•	Bank of America Merrill Lynch

•	FIG Partners, LLC

•	Hovde Group, LLC

•	Jefferies & Co., Inc.

•	Keefe, Bruyette & Woods, Inc.

•	Raymond James & Associates, Inc.

•	Robert W. Baird & Company

•	Sandler O’Neill + Partners, L.P.

•	Stephens, Inc.

•	SunTrust Robinson-Humphrey

•	Wunderlich Securities

Conference Call

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Thursday, April 23, 2015, beginning at 8:30 a.m. Central Time by dialing 1-888-317-6003. The confirmation code for the call is 3576101. A replay of the call will be available until midnight Central Time on April 30, 2015 by dialing 1-877-344-7529. The confirmation code for the replay is 10062708. The Company has prepared a PowerPoint presentation that supplements information contained in this press release. The PowerPoint presentation may be accessed on the Company’s web site, www.iberiabank.com, under “Investor Relations” and then “Presentations.”

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt, as well as adjust income available to common shareholders for certain significant activities or transactions that in management’s opinion can distort period-to-period comparisons of the Company’s performance. Since the presentation of these

GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP disclosures are included as tables at the end of this release. Refer to press release supplemental table for this reconciliation.

Assumptions Regarding Projected Earnings in Future Periods

The Company’s operating EPS guidance for full year 2015 was based on the following significant assumptions:

•	Recent forward interest rate curve projections;

•	Completion of the currently pending acquisition in the first half of 2015;

•	No significant change in credit quality;

•	No significant changes to the preliminary purchase accounting marks assumed on the Company’s most recently completed acquisitions;

•	No significant cash flow or credit quality changes on Acquired Assets;

•	Mortgage, title insurance, and capital markets projections continue to reflect the current environment and expectations.

Caution About Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements usually use words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology, including statements related to the expected timing of the closing of the proposed merger with Georgia Commerce Bancshares, Inc., the expected returns and other benefits of the proposed merger to shareholders, expected improvement in operating efficiency resulting from the proposed merger, estimated expense reductions resulting from the transaction and the timing of achievement of such reductions, the impact on and timing of the recovery of the impact on tangible book value, and the effect of the merger on the Company’s capital ratios. Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements, and there can be no assurances that: the proposed merger will close when expected, the expected returns and other benefits of the proposed merger to shareholders will be achieved, the expected operating efficiencies will result, estimated expense reductions resulting from the transaction will occur as and when expected, the impact on tangible book value will be recovered or as expected or that the effect on the Company’s capital ratios will be as expected. Factors that could cause or contribute to such differences include, but are not limited to, the possibility that expected benefits may not materialize in the time frames expected or at all, or may be more costly to achieve; that the merger transaction may not be timely completed, if at all; that prior to completion of the merger transaction or thereafter, the parties’ respective businesses may not perform as expected due to transaction-related uncertainties or other factors; that the parties are unable to implement successful integration strategies; that the required regulatory, shareholder, or other closing conditions are not satisfied in a timely manner, or at all; reputational risks and the reaction of the parties’ customers to the merger transaction; diversion of management time to merger-related issues; and other factors and risk influences contained in the cautionary language included under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2014, and other documents subsequently filed by the Company with the SEC. Consequently, no forward-looking statement can be guaranteed. Neither the Company nor Georgia Commerce Bancshares, Inc. undertakes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For any forward-looking statements made in this press release or any related documents, the Company and Georgia Commerce Bancshares, Inc., claim protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

This communication is being made in respect of the proposed merger transaction involving the Company and Georgia Commerce Bancshares, Inc. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger with Georgia Commerce Bancshares, Inc., the Company filed with the SEC a registration statement on Form S-4 that includes a proxy statement/prospectus for the shareholders of Georgia Commerce Bancshares, Inc. The Company also plans to file other documents with the SEC regarding the pending merger transaction with Georgia Commerce Bancshares, Inc. Georgia Commerce Bancshares, Inc. will mail the final proxy statement/prospectus to its shareholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE RELEVANT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement/prospectus, as well as other filings containing information about the Company and Georgia Commerce Bancshares, Inc., is available without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectuses can also be obtained, when available, without charge, from the Company’s website (http://www.iberiabank.com), under the heading “Investor Information.”

The Company, Georgia Commerce Bancshares, Inc., and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Georgia Commerce Bancshares, Inc. in respect of the proposed merger transaction. Information regarding the directors and executive officers of the Company is set forth in the definitive proxy statement for the Company’s 2015 annual meeting of shareholders, as filed with the SEC on April 9, 2015, and in Forms 3, 4 and 5 filed with the SEC by its officers and directors. Information regarding the directors and executive officers of Georgia Commerce Bancshares, Inc. who may be deemed to be participants in the solicitation of shareholders of Georgia Commerce Bancshares, Inc. in connection with the proposed transaction is included in the proxy statement/prospectus for the Georgia Commerce Bancshares, Inc. special meeting of shareholders, which will be filed with the SEC. Additional information regarding the interests of such participants will be included in the proxy statement/prospectus and other relevant documents regarding the proposed merger transaction filed with the SEC when they become available.

Table 1 - IBERIABANK CORPORATION (1)

FINANCIAL HIGHLIGHTS

	For The Quarter Ended			For The Quarter Ended
	March 31,			December 31,
	2015	2014	% Change	2014	% Change
Income Data (in thousands):
Net Interest Income	$125,804	$104,408	20%	$124,680	1%
Net Interest Income (TE) (2)	127,844	106,637	20%	126,735	1%
Net Income	25,126	22,336	12%	35,936	(30%)
Earnings Available to Common Shareholders - Basic	25,126	22,336	12%	35,936	(30%)
Earnings Available to Common Shareholders - Diluted	24,782	21,931	13%	35,406	(30%)

Per Share Data:
Earnings Available to Common Shareholders - Basic	$0.75	$0.75	0%	$1.08	(31%)
Earnings Available to Common Shareholders - Diluted	0.75	0.75	0%	1.07	(31%)
Operating Earnings (Non-GAAP)	0.95	0.73	30%	1.05	(10%)
Book Value	56.77	52.01	9%	55.37	3%
Tangible Book Value (3)	39.26	37.56	5%	39.08	0%
Cash Dividends	0.34	0.34	—	0.34	—
Closing Stock Price	63.03	70.15	(10%)	64.85	(3%)

Key Ratios: (4)
Operating Ratios:
Return on Average Assets	0.64%	0.68%		0.91%
Return on Average Common Equity	5.40%	5.82%		7.79%
Return on Average Tangible Common Equity (3)	7.93%	8.35%		11.46%
Net Interest Margin (TE) (2)	3.54%	3.54%		3.53%
Efficiency Ratio	76.2%	76.5%		69.4%
Tangible Operating Efficiency Ratio (TE) (Non-GAAP) (2) (3)	68.5%	73.5%		65.7%
Full-time Equivalent Employees	2,883	2,576		2,757

Capital Ratios:
Tangible Common Equity Ratio (Non-GAAP)	8.62%	8.60%		8.59%
Tangible Common Equity to Risk-Weighted Assets	9.92%	10.38%		10.37%
Tier 1 Leverage Ratio (6)	9.04%	9.61%		9.36%
Tier 1 Capital Ratio (6)	10.19%	11.44%		11.18%
Total Risk Based Capital Ratio (6)	11.62%	12.68%		12.30%
Common Stock Dividend Payout Ratio	51.7%	45.7%		31.7%
Classified Assets to Tier 1 Capital	19.0%	27.7%		18.6%

Asset Quality Ratios:
Excluding FDIC Covered Assets and Acquired Assets
Non-performing Assets to Total Assets (5)	0.55%	0.49%		0.41%
Allowance for Loan Losses to Loans	0.80%	0.81%		0.79%
Net Charge-offs to Average Loans	0.06%	0.05%		0.06%
Non-performing Assets to Total Loans and OREO (5)	0.83%	0.70%		0.59%

	For The Quarter Ended		For The Quarter Ended
	March 31,		December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
Balance Sheet Summary (in thousands):	End of Period	Average	Average	Average	Average
Excess Liquidity (7)	$696,000	$320,357	$353,716	$489,221	$237,712
Total Investment Securities	2,456,055	2,337,785	2,261,569	2,168,345	2,120,988
Loans, Net of Unearned Income	12,873,461	11,552,018	11,271,752	11,009,833	9,998,533
Loans, Net of Unearned Income, Excluding Covered Assets and Acquired Assets	9,849,416	9,734,053	9,438,869	9,019,127	8,643,859
Total Assets	18,054,671	15,939,485	15,614,323	15,476,208	14,041,182
Total Deposits	14,668,073	12,746,402	12,514,479	12,222,997	11,071,698
Total Shareholders’ Equity	2,167,330	1,887,086	1,831,232	1,806,110	1,631,664

(1)	Certain balances and amounts in prior periods have been restated for the effect of the adoption of ASU No. 2014-01 in the current period.
(2)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(3)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(4)	All ratios are calculated on an annualized basis for the period indicated.
(5)	Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and other real estate owned, including repossessed assets.
(6)	March 31, 2015 Capital Ratios reflect the implementation of Basel III capital requirements, excluding the impact of the Old Florida Bancshares, Inc. acquisition. Prior periods have not been restated to reflect BASEL III implementation.
(7)	Excess Liquidity includes interest-bearing deposits in banks and fed funds sold, but excludes liquidity sources and uses from off-balance sheet arrangements.

N/M - Comparison of the information presented is not meaningful given the periods presented.

1

Table 2 - IBERIABANK CORPORATION (1)

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

BALANCE SHEET (End of Period)	March 31,			December 31,
	2015	2014	% Change	2014	% Change
ASSETS
Cash and Due From Banks	$271,290	$285,271	(4.9%)	$251,994	7.7%
Interest-bearing Deposits in Banks	696,000	145,037	379.9%	296,101	135.1%

Total Cash and Equivalents	967,290	430,308	124.8%	548,095	76.5%
Investment Securities Available for Sale	2,342,613	1,933,314	21.2%	2,158,853	8.5%
Investment Securities Held to Maturity	113,442	150,660	(24.7%)	116,960	(3.0%)

Total Investment Securities	2,456,055	2,083,974	17.9%	2,275,813	7.9%
Mortgage Loans Held for Sale	215,043	131,478	63.6%	140,072	53.5%
Loans, Net of Unearned Income	12,873,461	9,641,294	33.5%	11,441,044	12.5%
Allowance for Loan Losses	(128,313)	(134,602)	(4.7%)	(130,131)	(1.4%)

Loans, Net	12,745,148	9,506,692	34.1%	11,310,913	12.7%
Loss Share Receivable	60,972	141,185	(56.8%)	69,627	(12.4%)
Premises and Equipment	337,201	287,387	17.3%	307,159	9.8%
Goodwill and Other Intangibles	672,120	435,636	54.3%	548,131	22.6%
Other Assets	600,842	533,572	12.6%	558,094	7.7%

Total Assets	$18,054,671	$13,550,232	33.2%	$15,757,904	14.6%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$3,863,869	$2,728,736	41.6%	$3,195,430	20.9%
NOW Accounts	2,729,791	2,194,361	24.4%	2,462,841	10.8%
Savings and Money Market Accounts	5,796,443	4,346,662	33.4%	4,746,017	22.1%
Certificates of Deposit	2,277,970	1,629,104	39.8%	2,116,237	7.6%

Total Deposits	14,668,073	10,898,863	34.6%	12,520,525	17.2%
Short-term Borrowings	352,300	400,000	(11.9%)	603,000	(41.6%)
Securities Sold Under Agreements to Repurchase	252,602	283,086	(10.8%)	242,742	4.1%
Trust Preferred Securities	111,862	111,862	—	111,862	—
Other Long-term Debt	349,027	168,002	107.8%	291,392	19.8%
Other Liabilities	153,477	125,922	21.9%	136,235	12.7%

Total Liabilities	15,887,341	11,987,735	32.5%	13,905,756	14.3%
Total Shareholders’ Equity	2,167,330	1,562,497	38.7%	1,852,148	17.0%

Total Liabilities and Shareholders’ Equity	$18,054,671	$13,550,232	33.2%	$15,757,904	14.6%

BALANCE SHEET (Average)	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
ASSETS
Cash and Due From Banks	$243,508	$239,377	$229,556	$237,631	$234,924
Interest-bearing Deposits in Banks	320,357	353,716	489,221	237,712	114,621
Investment Securities	2,337,785	2,261,569	2,168,345	2,120,988	2,116,166
Mortgage Loans Held for Sale	133,238	121,438	163,510	140,096	96,019
Loans, Net of Unearned Income	11,552,018	11,271,752	11,009,833	9,998,533	9,551,363
Allowance for Loan Losses	(128,519)	(134,177)	(133,443)	(132,049)	(139,726)
Loss Share Receivable	66,165	85,733	111,383	131,375	154,634
Other Assets	1,414,933	1,414,915	1,437,803	1,306,896	1,234,236

Total Assets	$15,939,485	$15,614,323	$15,476,208	$14,041,182	$13,362,237

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest-bearing Deposits	$3,308,604	$3,228,773	$3,057,513	$2,748,468	$2,623,075
NOW Accounts	2,462,232	2,271,836	2,228,378	2,229,264	2,230,745
Savings and Money Market Accounts	4,825,917	4,908,247	4,877,051	4,372,855	4,296,360
Certificates of Deposit	2,149,649	2,105,623	2,060,055	1,721,111	1,665,943

Total Deposits	12,746,402	12,514,479	12,222,997	11,071,698	10,816,122
Short-term Borrowings	483,413	449,190	627,192	632,778	285,383
Securities Sold Under Agreements to Repurchase	263,628	264,194	292,677	274,681	299,106
Trust Preferred Securities	111,862	111,862	111,862	111,862	111,862
Long-term Debt	311,633	283,548	247,108	192,845	168,367
Other Liabilities	135,461	159,818	168,262	125,654	125,072

Total Liabilities	14,052,399	13,783,091	13,670,098	12,409,518	11,805,912
Total Shareholders’ Equity	1,887,086	1,831,232	1,806,110	1,631,664	1,556,325

Total Liabilities and Shareholders’ Equity	$15,939,485	$15,614,323	$15,476,208	$14,041,182	$13,362,237

(1)	Certain balances and amounts in prior periods have been restated for the effect of the adoption of ASU No. 2014-01 in the current period.

Table 3 - IBERIABANK CORPORATION (1)

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	For The Three Months Ended
INCOME STATEMENT	March 31,			December 31,
	2015	2014	% Change	2014	% Change

Interest Income	$138,585	$114,232	21.3%	$137,276	1.0%
Interest Expense	12,781	9,824	30.1%	12,596	1.5%

Net Interest Income	125,804	104,408	20.5%	124,680	0.9%
Provision for Loan Losses	5,345	2,103	154.2%	6,495	(17.7%)

Net Interest Income After Provision for Loan Losses	120,459	102,305	17.7%	118,185	1.9%
Service Charges	9,262	7,012	32.1%	10,153	(8.8%)
ATM / Debit Card Fee Income	3,275	2,467	32.8%	3,331	(1.7%)
BOLI Proceeds and Cash Surrender Value Income	1,092	2,441	(55.3%)	1,050	4.0%
Mortgage Income	18,023	10,133	77.9%	13,646	32.1%
Gain (Loss) on Sale of Investments, Net	389	19	1945.6%	164	137.5%
Title Revenue	4,629	4,167	11.1%	5,486	(15.6%)
Broker Commissions	4,162	4,048	2.8%	3,960	5.1%
Other Non-interest Income	8,067	5,394	49.5%	9,282	(13.1%)

Total Non-interest Income	48,899	35,681	37.0%	47,072	3.9%
Salaries and Employee Benefits	72,696	59,861	21.4%	65,445	11.1%
Occupancy and Equipment	16,260	13,991	16.2%	14,594	11.4%
Amortization of Acquisition Intangibles	1,525	1,218	25.2%	1,618	(5.8%)
Other Non-interest Expense	42,672	32,164	32.7%	37,478	13.9%

Total Non-interest Expense	133,153	107,234	24.2%	119,135	11.8%
Income Before Income Taxes	36,205	30,752	17.7%	46,122	(21.5%)
Income Tax Expense	11,079	8,416	31.6%	10,186	8.8%

Net Income	$25,126	$22,336	12.5%	$35,936	(30.1%)

Preferred Stock Dividends	—	—	—	—	—

Earnings Available to Common Shareholders - Basic	25,126	22,336	12.5%	35,936	(30.1%)

Earnings Allocated to Unvested Restricted Stock	(344)	(405)	(14.9%)	(530)	(35.0%)

Earnings Available to Common Shareholders - Diluted	$24,782	$21,931	13.0%	$35,406	(30.0%)

Earnings Per Share, Diluted	$0.75	$0.75	0.0%	$1.07	(30.6%)

Impact of Non-Operating Items (Non-GAAP)	$0.20	$(0.02)	(1309.6%)	$(0.02)	(929.5%)

Earnings Per Share, Diluted, Excluding Non-operating Items (Non-GAAP)	$0.95	$0.73	29.7%	$1.05	(9.5%)

NUMBER OF SHARES OUTSTANDING
Basic Shares - All Classes (Average)	33,659,016	29,813,609	12.9%	33,332,691	1.0%
Diluted Shares - Common Shareholders (Average)	33,235,069	29,417,290	13.0%	32,947,152	0.9%
Book Value Shares (Period End) (2)	38,178,420	30,040,025	27.1%	33,453,404	14.1%

	2015	2014
INCOME STATEMENT	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter

Interest Income	$138,585	$137,276	$133,793	$119,514	$114,232
Interest Expense	12,781	12,596	12,042	10,241	9,824

Net Interest Income	125,804	124,680	121,751	109,273	104,408
Provision for Loan Losses	5,345	6,495	5,714	4,748	2,103

Net Interest Income After Provision for Loan Losses	120,459	118,185	116,037	104,525	102,305
Total Non-interest Income	48,899	47,072	47,112	43,761	35,681
Total Non-interest Expense	133,153	119,135	120,112	127,132	107,234

Income Before Income Taxes	36,205	46,122	43,037	21,154	30,752
Income Tax Expense	11,079	10,186	12,144	4,937	8,416

Net Income	$25,126	$35,936	$30,893	$16,217	$22,336

Preferred Stock Dividends	—	—	—	—	—

Earnings Available to Common Shareholders - Basic	25,126	35,936	30,893	16,217	22,336

Earnings Allocated to Unvested Restricted Stock	(344)	(530)	(465)	(258)	(405)

Earnings Available to Common Shareholders - Diluted	$24,782	$35,406	$30,428	$15,959	$21,931

Earnings Per Share, Basic	$0.75	$1.08	$0.93	$0.53	$0.75

Earnings Per Share, Diluted	$0.75	$1.07	$0.92	$0.53	$0.75

Book Value Per Common Share	$56.77	$55.37	$54.30	$53.76	$52.01
Tangible Book Value Per Common Share	$39.26	$39.08	$37.81	$37.28	$37.56

Return on Average Assets	0.64%	0.91%	0.79%	0.46%	0.68%
Return on Average Common Equity	5.40%	7.79%	6.79%	3.99%	5.82%
Return on Average Tangible Common Equity	7.93%	11.46%	10.10%	5.88%	8.35%

(1)	Certain balances and amounts in prior periods have been restated for the effect of the adoption of ASU No. 2014-01 in the current period.
(2)	Shares used for book value purposes exclude shares held in treasury at the end of the period.

Table 4 - IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

LOANS	March 31,			December 31,
	2015	2014	% Change	2014	% Change
Residential Mortgage Loans	$1,164,286	$600,083	94.0%	$1,080,297	7.8%
Commercial Loans:
Real Estate	5,157,670	3,952,733	30.5%	4,405,133	17.1%
Business	3,751,993	2,989,783	25.5%	3,408,949	10.1%

Total Commercial Loans	8,909,663	6,942,516	28.3%	7,814,082	14.0%
Consumer Loans:
Indirect Automobile	367,349	379,545	(3.2%)	397,158	(7.5%)
Home Equity	1,858,088	1,319,264	40.8%	1,601,105	16.1%
Automobile	160,518	96,599	66.2%	149,901	7.1%
Credit Card Loans	72,711	63,988	13.6%	73,393	(0.9%)
Other	340,846	239,299	42.4%	325,108	4.8%

Total Consumer Loans	2,799,512	2,098,695	33.4%	2,546,665	9.9%

Total Loans	12,873,461	9,641,294	33.5%	11,441,044	12.5%

Allowance for Loan Losses	(128,313)	(134,602)		(130,131)

Loans, Net	$12,745,148	$9,506,692		$11,310,913

Reserve for Unfunded Commitments	(12,849)	(11,519)	11.5%	(11,801)	8.9%
Allowance for Credit Losses	(141,161)	(146,121)	(3.4%)	(141,932)	(0.5%)

ASSET QUALITY DATA (1)	March 31,			December 31,
	2015	2014	% Change	2014	% Change
Non-accrual Loans	$195,371	$229,962	(15.0%)	$169,686	15.1%
Foreclosed Assets	675	1,301	(48.2%)	905	(25.5%)
Other Real Estate Owned	52,519	91,864	(42.8%)	53,042	(1.0%)
Accruing Loans More Than 90 Days Past Due	5,642	981	475.2%	1,708	230.3%

Total Non-performing Assets	$254,207	$324,108	(21.6%)	$225,341	12.8%

Loans 30-89 Days Past Due	$32,835	$43,905	(25.2%)	$51,141	(35.8%)

Non-performing Assets to Total Assets	1.41%	2.39%	(41.2%)	1.43%	(1.6%)
Non-performing Assets to Total Loans and OREO	1.97%	3.33%	(40.9%)	1.96%	0.3%
Allowance for Loan Losses to Non-performing Loans (2)	63.8%	58.3%	9.5%	75.9%	(15.9%)
Allowance for Loan Losses to Non-performing Assets	50.5%	41.5%	21.5%	57.7%	(12.6%)
Allowance for Loan Losses to Total Loans	1.00%	1.40%	(28.6%)	1.14%	(12.4%)
Allowance for Credit Losses to Non-performing Loans (2)	70.2%	63.3%	11.0%	82.8%	(15.2%)
Allowance for Credit Losses to Non-performing Assets	55.5%	45.1%	23.2%	63.0%	(11.8%)
Allowance for Credit Losses to Total Loans	1.10%	1.52%	(27.6%)	1.24%	(11.6%)

Year to Date Charge-offs	$2,972	$2,578	15.3%	$11,983	N/M
Year to Date Recoveries	(1,237)	(1,810)	(31.6%)	(6,396)	N/M

Year to Date Net Charge-offs	$1,735	$768	125.9%	$5,587	N/M

Quarter to Date Net Charge-offs	$1,735	$768	125.9%	$1,755	(1.1%)

Quarter to Date Net Charge-offs to Average Loans (Annualized)	0.06%	0.03%	86.7%	0.06%	(1.4%)
Year to Date Net Charge-offs to Average Loans	0.06%	0.03%	86.8%	0.05%	14.1%

(1)	For purposes of this table, non-performing assets include all loans meeting non-performing asset criteria, including assets acquired in FDIC-assisted transactions.
(2)	Non-performing loans consist of non-accruing loans and accruing loans 90 days or more past due.

N/M - Comparison of the information presented is not meaningful given the periods presented.

Table 5 - IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

LOANS (Excluding Covered Assets and Acquired Assets) (1)	March 31,			December 31,
	2015	2014	% Change	2014	% Change
Residential Mortgage Loans	$553,815	$428,576	29.2%	$527,694	5.0%
Commercial Loans:
Real Estate	3,832,598	3,250,971	17.9%	3,718,058	3.1%
Business	3,278,266	2,890,804	13.4%	3,284,140	(0.2%)

Total Commercial Loans	7,110,864	6,141,775	15.8%	7,002,198	1.6%
Consumer Loans:
Indirect Automobile	367,077	378,260	(3.0%)	396,766	(7.5%)
Home Equity	1,335,390	1,122,306	19.0%	1,290,976	3.4%
Automobile	145,084	95,901	51.3%	134,014	8.3%
Credit Card Loans	72,164	63,373	13.9%	72,745	(0.8%)
Other	265,022	222,731	19.0%	244,321	8.5%

Total Consumer Loans	2,184,737	1,882,571	16.1%	2,138,822	2.1%

Total Loans	9,849,416	8,452,922	16.5%	9,668,714	1.9%

Allowance for Loan Losses	(78,773)	(68,324)		(76,174)

Loans, Net	$9,770,643	$8,384,598		$9,592,540

Reserve for Unfunded Commitments	(12,849)	(11,519)	11.5%	(11,801)	8.9%
Allowance for Credit Losses	(91,622)	(79,843)	14.8%	(87,975)	4.1%

ASSET QUALITY DATA (Excluding Covered Assets and Acquired Assets)(1)	March 31,			December 31,
	2015	2014	% Change	2014	% Change
Non-accrual Loans	$60,064	$32,983	82.1%	$34,970	71.8%
Foreclosed Assets	52	57	(8.6%)	36	47.2%
Other Real Estate Owned	21,602	26,147	(17.4%)	21,207	1.9%
Accruing Loans More Than 90 Days Past Due	239	269	(11.3%)	754	(68.3%)

Total Non-performing Assets	$81,957	$59,456	37.8%	$56,967	43.9%

Loans 30-89 Days Past Due	$17,606	$11,183	57.4%	$29,567	(40.5%)

Troubled Debt Restructurings (2)	18,434	8,806	109.3%	3,639	406.6%
Current Troubled Debt Restructurings (3)	1,386	1,283	8.0%	1,430	(3.1%)

Non-performing Assets to Total Assets	0.55%	0.49%	11.8%	0.41%	33.7%
Non-performing Assets to Total Loans and OREO	0.83%	0.70%	18.4%	0.59%	41.2%
Allowance for Loan Losses to Non-performing Loans (4)	130.6%	205.5%	(36.4%)	213.2%	(38.7%)
Allowance for Loan Losses to Non-performing Assets	96.1%	114.9%	(16.4%)	133.7%	(28.1%)
Allowance for Loan Losses to Total Loans	0.80%	0.81%	(1.1%)	0.79%	1.5%
Allowance for Credit Losses to Non-performing Loans (1) (4)	151.9%	240.1%	(36.7%)	246.3%	(38.3%)
Allowance for Credit Losses to Non-performing Assets (1)	111.8%	134.3%	(16.8%)	154.4%	(27.6%)
Allowance for Credit Losses to Total Loans (1)	0.93%	0.94%	(1.5%)	0.91%	2.2%

Year to Date Charge-offs	$2,669	$2,544	4.9%	$11,312	N/M
Year to Date Recoveries	(1,091)	(1,530)	(28.7%)	(5,870)	N/M

Year to Date Net Charge-offs (Recoveries)	$1,578	$1,014	55.6%	$5,442	N/M

Quarter to Date Net Charge-offs (Recoveries)	$1,578	$1,014	55.6%	$1,538	2.6%

Quarter to Date Net Charge-offs to Average Loans (Annualized)	0.06%	0.05%	26.8%	0.06%	(0.5%)
Year to Date Net Charge-offs to Average Loans	0.06%	0.05%	39.5%	0.06%	5.4%

(1)	For purposes of this table, loans and non-performing assets exclude all assets acquired.
(2)	Troubled debt restructurings meeting past due and non-accruing criteria are included in loans past due and non-accrual loans above.
(3)	Current troubled debt restructurings are defined as troubled debt restructurings not past due or on non-accrual status for the respective periods.
(4)	Non-performing loans consist of nonaccruing loans and accruing loans 90 days or more past due.

N/M - Comparison of the information presented is not meaningful given the periods presented.

Table 5A - IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

LOANS (Covered Assets and Acquired Assets Only) (1)	March 31,			December 31,
	2015	2014	% Change	2014	% Change
Residential Mortgage Loans	$610,471	$171,507	255.9%	$552,603	10.5%
Commercial Loans:
Real Estate	1,325,072	701,762	88.8%	687,075	92.9%
Business	473,727	98,979	378.6%	124,809	279.6%

Total Commercial Loans	1,798,799	800,741	124.6%	811,884	121.6%
Consumer Loans:
Indirect Automobile	272	1,285	(78.8%)	392	(30.7%)
Home Equity	522,698	196,958	165.4%	310,129	68.5%
Automobile	15,434	698	2111.2%	15,887	(2.9%)
Credit Card Loans	547	615	(11.1%)	648	(15.6%)
Other	75,824	16,568	357.7%	80,787	(6.1%)

Total Consumer Loans	614,775	216,124	184.5%	407,843	50.7%

Total Loans Receivable	3,024,045	1,188,372	154.5%	1,772,330	70.6%

Allowance for Loan Losses	(49,540)	(66,278)		(53,957)

Loans, Net	$2,974,505	$1,122,094		$1,718,373

ASSET QUALITY DATA (Covered Assets and Acquired Assets Only) (1)	March 31,			December 31,
	2015	2014	% Change	2014	% Change
Non-accrual Loans	$135,307	$196,979	(31.3%)	$134,716	0.4%
Foreclosed Assets	623	1,244	(50.0%)	870	(28.4%)
Other Real Estate Owned	30,917	65,717	(53.0%)	31,835	(2.9%)
Accruing Loans More Than 90 Days Past Due	5,403	712	659.3%	954	466.4%

Total Non-performing Assets	$172,250	$264,652	(34.9%)	$168,375	2.3%

Loans 30-89 Days Past Due	$15,229	$32,722	(53.5%)	$21,574	(29.4%)

Non-performing Assets to Total Assets	5.58%	18.84%	(70.4%)	9.11%	(38.8%)
Non-performing Assets to Total Loans and OREO	5.64%	21.08%	(73.3%)	9.33%	(39.6%)
Allowance for Loan Losses to Non-performing Loans (2)	35.2%	33.5%	5.0%	39.8%	(11.5%)
Allowance for Loan Losses to Non-performing Assets	28.8%	25.0%	14.8%	32.0%	(10.3%)
Allowance for Loan Losses to Total Loans	1.64%	5.58%	(70.6%)	3.04%	(46.2%)

Year to Date Charge-offs	$303	$34	N/M	$671	N/M
Year to Date Recoveries	(146)	(280)	N/M	(526)	N/M

Year to Date Net Charge-offs (Recoveries)	157	(246)	(163.9%)	145	N/M

Quarter to Date Net Charge-offs (Recoveries)	157	(246)	N/M	217	N/M

Quarter to Date Net Charge-offs to Average Loans (Annualized)	0.04%	-0.08%	N/M	0.05%	N/M
Year to Date Net Charge-offs to Average Loans	0.04%	-0.08%	(143.1%)	0.01%	N/M

(1)	For purposes of this table, acquired loans and non-performing assets are presented only. Non-performing assets include all loans meeting nonperforming asset criteria.
(2)	Non-performing loans consist of non-accruing loans and accruing loans 90 days or more past due.

N/M - Comparison of the information presented is not meaningful given the periods presented

6

Table 6 - Non-Covered and Net Covered Loan Portfolio Volumes And Yields ($ in Millions)

As Reported (US GAAP)

	1Q 2014			2Q 2014			3Q 2014			4Q 2014			1Q 2015
	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield

Legacy Loans, net	$84.2	$8,325	4.06%	$87.9	$8,644	4.04%	$91.1	$9,019	3.97%	$94.5	$9,439	3.94%	$94.3	$9,734	3.90%
Acquired Loans, net	11.0	535	8.23%	12.6	730	6.86%	24.1	1,432	6.63%	24.1	1,370	6.94%	26.8	1,558	6.91%

Covered Loans, net	25.9	691	15.00%	23.0	625	14.70%	30.2	559	21.64%	18.1	463	15.29%	9.0	260	14.06%

FDIC Indemnification Asset	(19.3)	155	-49.83%	(17.0)	131	-51.22%	(25.1)	111	-88.25%	(13.2)	86	-60.36%	(6.0)	66	-36.35%

Covered Loans, net of Indemnification Asset Amortization	$6.7	$846	3.18%	$6.0	$756	3.16%	$5.1	$670	3.07%	$4.9	$549	3.57%	$3.0	$326	3.82%

Adjustments
	1Q 2014			2Q 2014			3Q 2014			4Q 2014			1Q 2015
	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield

Legacy Loans, net	$—	$—	0.00%	$—	$—	0.00%	$—	$—	0.00%	$—	$—	0.00%	$—	$—	0.00%
Acquired Loans, net	(4.2)	65	-3.79%	(2.9)	67	-2.03%	(6.4)	72	-1.97%	(6.5)	67	-2.06%	(8.7)	69	-2.50%

Covered Loans, net	(17.5)	106	-10.82%	(13.7)	95	-9.58%	(22.8)	84	-17.07%	(12.8)	74	-10.72%	(6.3)	64	-10.70%

FDIC Indemnification Asset	19.3	(155)	49.83%	17.0	(131)	51.22%	25.1	(111)	88.25%	13.2	(86)	60.36%	6.0	(66)	36.35%

Covered Loans, net of Indemnification Asset Amortization	$1.7	$(48)	1.01%	$3.3	$(37)	1.96%	$2.3	$(27)	1.50%	$0.4	$(12)	1.00%	$(0.3)	$(2)	-0.46%

As Adjusted (Cash Yield, Non-GAAP)
	1Q 2014			2Q 2014			3Q 2014			4Q 2014			1Q 2015
	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield

Legacy Loans, net	$84.2	$8,325	4.06%	$87.9	$8,644	4.04%	$91.1	$9,019	3.97%	$94.5	$9,439	3.94%	$94.3	$9,734	3.90%
Acquired Loans, net	6.7	600	4.45%	9.7	797	4.83%	17.6	1,504	4.66%	17.6	1,436	4.88%	18.2	1,628	4.42%

Covered Loans, net	8.4	798	4.18%	9.3	719	5.13%	7.4	642	4.57%	5.3	537	4.57%	2.7	323	3.36%

FDIC Indemnification Asset	0.0	—	0.00%	0.0	—	0.00%	—	(0)	0.00%	—	—	0.00%	—	—	0.00%

Covered Loans, net of Indemnification Asset Amortization	$8.4	$798	4.18%	$9.3	$719	5.13%	$7.4	$642	4.57%	$5.3	$537	4.57%	$2.7	$323	3.36%

Table 7 - IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

		For The Quarter Ended
	March 31, 2015			December 31, 2014		March 31, 2014
		Average	Average	Average	Average	Average	Average
	Interest	Balance	Yield/Rate (%)	Balance	Yield/Rate (%)	Balance	Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$13,595	$1,098,962	4.95%	$1,069,555	4.90%	$595,275	5.89%
Commercial Loans (TE) (1)	83,644	7,873,270	4.31%	7,656,992	4.65%	6,890,647	5.07%
Consumer and Other Loans	32,952	2,579,786	5.18%	2,545,205	5.30%	2,065,441	5.20%

Total Loans	130,191	11,552,018	4.57%	11,271,752	4.82%	9,551,363	5.15%
Loss Share Receivable	(6,013)	66,165	-36.35%	85,733	-60.36%	154,634	-49.83%

Total Loans and Loss Share Receivable	124,178	11,618,183	4.33%	11,357,485	4.32%	9,705,997	4.27%
Mortgage Loans Held for Sale	1,515	133,238	4.55%	121,438	3.95%	96,019	3.69%
Investment Securities (TE) (1)(2)	12,096	2,306,778	2.22%	2,234,236	2.24%	2,113,423	2.23%
Other Earning Assets	796	398,692	0.81%	431,603	0.80%	172,742	1.27%

Total Earning Assets	138,585	14,456,891	3.90%	14,144,762	3.88%	12,088,181	3.87%
Allowance for Loan Losses		(128,519)		(134,177)		(139,726)
Non-earning Assets		1,611,113		1,603,738		1,413,782

Total Assets		$15,939,485		$15,614,323		$13,362,237

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities
Deposits:
NOW Accounts	$1,552	$2,462,232	0.26%	$2,271,836	0.27%	$2,230,744	0.28%
Savings and Money Market Accounts	3,375	4,825,917	0.28%	4,908,247	0.30%	4,296,360	0.26%
Certificates of Deposit	4,411	2,149,649	0.83%	2,105,623	0.80%	1,665,943	0.71%

Total Interest-bearing Deposits	9,338	9,437,798	0.40%	9,285,706	0.41%	8,193,047	0.36%
Short-term Borrowings	363	747,041	0.19%	713,384	0.19%	584,489	0.17%
Long-term Debt	3,080	423,495	2.91%	395,410	2.73%	280,229	3.42%

Total Interest-bearing Liabilities	12,781	10,608,334	0.49%	10,394,500	0.48%	9,057,765	0.44%
Non-interest-bearing Demand Deposits		3,308,604		3,228,773		2,623,075
Non-interest-bearing Liabilities		135,461		159,818		125,072

Total Liabilities		14,052,399		13,783,091		11,805,912
Shareholders’ Equity		1,887,086		1,831,232		1,556,325

Total Liabilities and Shareholders’ Equity		$15,939,485		$15,614,323		$13,362,237

Net Interest Spread		$125,804	3.41%	$124,680	3.41%	$104,408	3.43%
Tax-equivalent Benefit		2,040	0.06%	2,055	0.06%	2,229	0.07%
Net Interest Income (TE) / Net Interest Margin (TE) (1)		$127,844	3.54%	$126,735	3.53%	$106,637	3.54%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

Table 8 - IBERIABANK CORPORATION (1)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(dollars in thousands)

	For The Quarter Ended
	March 31, 2015	December 31, 2014	March 31, 2014

Net Interest Income (GAAP)	$125,804	$124,680	$104,408
Effect of Tax Benefit on Interest Income	2,040	2,055	2,229

Net Interest Income (TE) (Non-GAAP) (2)	127,844	126,735	106,637

Non-interest Income (GAAP)	48,899	47,072	35,681
Effect of Tax Benefit on Non-interest Income	588	566	1,315

Non-interest Income (TE) (Non-GAAP) (2)	49,487	47,638	36,996

Taxable Equivalent Revenues (Non-GAAP) (2)	177,331	174,373	143,633

Securities Gains and other non-interest income	(389)	(374)	(1,791)

Taxable Equivalent Operating Revenues (Non-GAAP) (2)	$176,942	$173,999	$141,842

Total Non-interest Expense (GAAP)	$133,153	$119,135	$107,234
Less Intangible Amortization Expense	(1,525)	(1,618)	(1,218)

Tangible Non-interest Expense (Non-GAAP) (3)	131,628	117,517	106,016

Merger-related expenses	9,296	1,955	967
Severance expenses	41	139	119
(Gain) Loss on sale of long-lived assets, net of impairment	579	1,078	541
(Reversal of) Provision for FDIC clawback liability	—	—	—
Other non-operating non-interest expense	450	2	179

Tangible Operating Non-interest Expense (Non-GAAP) (3)	$121,262	$114,343	$104,210

Return on Average Common Equity (GAAP)	5.40%	7.79%	5.82%
Effect of Intangibles (3)	2.53%	3.67%	2.53%
Effect of Non Operating Revenues and Expenses	1.78%	(0.29%)	(0.37%)

Operating Return on Average Tangible Common Equity (Non-GAAP) (3)	9.71%	11.17%	7.98%

Efficiency Ratio (GAAP)	76.2%	69.4%	76.5%
Effect of Tax Benefit Related to Tax-exempt Income	(1.1%)	(1.1%)	(1.8%)

Efficiency Ratio (TE) (Non-GAAP) (2)	75.1%	68.3%	74.7%
Effect of Amortization of Intangibles	(0.9%)	(0.9%)	(0.9%)
Effect of Non-operating Items	(5.7%)	(1.7%)	(0.3%)

Tangible Operating Efficiency Ratio (TE)(Non-GAAP) (2) (3)	68.5%	65.7%	73.5%

(1)	Certain balances and amounts in prior periods have been restated for the effect of the adoption of ASU No. 2014-01 in the current period.
(2)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(3)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.

Table 9 - IBERIABANK CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (1) (2)

(dollars in thousands)

	For The Quarter Ended
	March 31, 2015			December 31, 2014			March 31, 2014
	Dollar Amount			Dollar Amount			Dollar Amount
	Pre-tax	After-tax (3)	Per share	Pre-tax	After-tax (3)	Per share	Pre-tax	After-tax (2)	Per share
Net Income (Loss) (GAAP)	$36,205	$25,126	$0.75	$46,122	$35,936	$1.07	$30,752	$22,336	$0.75

Non-interest income adjustments
Gain on sale of investments and other non-interest income	(389)	(252)	(0.01)	(374)	(243)	(0.01)	(1,791)	(1,692)	(0.06)

Non-interest expense adjustments
Merger-related expenses	9,296	6,139	0.18	1,955	1,496	0.04	967	629	0.02
Severance expenses	41	27	0.00	139	91	0.00	119	78	0.00
(Gain) Loss on sale of long-lived assets, net of impairment	579	376	0.01	1,078	701	0.02	541	352	0.01
Other non-operating non-interest expense	450	292	0.01	2	1	(0.00)	179	116	0.00

Total non-interest expense adjustments	10,366	6,834	0.21	3,174	2,289	0.07	1,806	1,175	0.03

Income tax benefits	—	—	—	—	(2,959)	(0.09)	—	—	—

Operating earnings (Non-GAAP)	46,182	31,708	0.95	48,922	35,023	1.05	30,767	21,819	0.73
Covered and acquired (reversal of) provision for loan losses	1,169	760	0.02	1,497	973	0.03	108	70	0.00
Other provision for loan losses	4,176	2,715	0.08	4,998	3,249	0.08	1,995	1,297	0.04

Pre-provision operating earnings (Non-GAAP)	$51,527	$35,183	$1.05	$55,417	$39,245	$1.17	$32,870	$23,186	$0.78

(1)	Certain balances and amounts in prior periods have been restated for the effect of the adoption of ASU No. 2014-01 in the current period.
(2)	Per share amounts may not appear to foot due to rounding.
(3)	After-tax amounts estimated based on a 35% marginal tax rate.